As Filed with the Securities and Exchange Commission on November 16, 2006

Registration No. 333-________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPS GROUP, INC.

(Exact name of issuer as specified in its charter)

Florida	59-3116655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification No.)

One Independent Drive, Jacksonville, Florida 32202

(Address of principal executive offices)

MPS GROUP, INC. (f/k/a MODIS PROFESSIONAL SERVICES, INC.)

2001 EMPLOYEE STOCK PURCHASE PLAN,

AS AMENDED AND RESTATED AS OF MAY 18, 2006

(Full title of the plan)

Gregory D. Holland, Esq.

Senior Vice President, Chief Legal Officer

And Secretary

MPS Group, Inc.

One Independent Drive

Jacksonville, Florida 32202

(Name and address of agent for service)

(904) 360-2000

(Telephone number, including area code, of agent for service)

With a copy to:

Timothy Mann, Jr., Esq.

Jones Day

1420 Peachtree St., NE

Suite 800

Atlanta, GA 30309-3053

(404) 521-3939

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 Par Value	500,000	$14.50	$7,250,000	$776

(1) Plus such additional number of shares as may be available for purchase pursuant to the Plan (as defined herein) in the event of a stock split, stock dividend, recapitalization or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2) Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Act”), the price per share is based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 10, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relating to the 2001 MPS Group, Inc. (f/k/a Modis Professional Services, Inc.) Employee Stock Purchase Plan, as amended and restated as of May 18, 2006 (the “Plan”), is being filed to register additional securities of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-64252) filed by MPS Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) with respect to the Plan, including all attachments and exhibits thereto.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 14, 2006;

2.	The Company’s Current Reports on Form 8-K filed on February 8, 2006, February 10, 2006, April 5, 2006, April 27, 2006, July 27, 2006 and October 26, 2006 and Quarterly Reports on Form 10-Q filed on May 9, 2006, August 8, 2006, November 8, 2006 and November 16, 2006; and

3.	The description of the Company’s Common Stock, par value $0.01 per share, as set forth in the Company’s Form 8-A Registration Statement filed with the Commission on November 12, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and all amendments thereto.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the articles of incorporation and bylaws of the Company.

Article 10 of our bylaws requires us, to the fullest extent permitted or required by the Florida Business Corporation Act (the “FBCA”), to (a) indemnify any director against any and all liabilities and (b) advance any and all reasonable expenses incurred in any proceeding to which any director is a party or in which he/she is deposed or called to testify as a witness because: he or she is or was a director of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any employee benefit plan.

Our bylaws also provide that we may purchase insurance on behalf of one or more of our directors, irrespective of whether we would be obligated to indemnify or advance expenses to any such director. The Company has purchased insurance to protect its directors, officers and employees from any liability asserted against us or them for acts taken or omissions occurring in their capacities as such.

Our articles of incorporation limit or eliminate the liability of our directors or officers to us or to our shareholders for any monetary damages to the full extent permitted under the FBCA. The articles of incorporation also require us to indemnify each of our directors and officers who are or were a party to any proceeding by reason of the fact that he or she is or was such a director or officer (or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise) against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law.

Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification may be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 607.0850(3) of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) and (2) of Section 607.0850 (described above) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Section 607.0850(4) provides that any indemnification under subsections (1) and (2) of Section 607.0850 (described above), unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) of Section 607.0850. Such determination shall be made:

(a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) if such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) by independent legal counsel that is:

(i) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

(ii) if no quorum of directors can be obtained under paragraph (a) and no committee can be designated under paragraph (b), then selected by a majority vote of the full board of directors (in which directors who are parties may participate); or

(d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Section 607.0850(6) of the FBCA states that expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

Section 607.0850(7) of the FBCA states that indemnification and advancement of expenses as provided in Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions (or omissions to act) of the director, officer, employee or agent were material to the cause of action so adjudicated and either: (a) violated criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful; (b) constituted a transaction from which he or she derived an improper personal benefit; (c) in case of a director, constituted a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies; or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

We have entered into indemnification agreements with our directors and certain of our officers pursuant to which we have agreed to hold harmless and indemnify, subject to certain limitations, the indemnitee to the full extent that the FBCA authorizes, including, but not limited to, holding harmless and indemnifying the indemnitee against any and all expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the company), to which the indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the indemnitee is, was, or at any time becomes a director, officer, employee or agent of the company or any of its subsidiaries, or is or was serving or at any time serves at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. In certain circumstances where indemnification is unavailable, our indemnification agreements provide for contribution by the company.

Section 607.0850(9) of the FBCA permits any director, officer, employee or agent who is or was a party to a proceeding to apply for indemnification or advancement of expenses to any court of competent jurisdiction.

Section 607.0850(12) of the FBCA permits a corporation to purchase and maintain insurance for a director, officer, employee or agent against any liability incurred in his or her official capacity or arising out of his or her status as such, regardless of the corporation’s power to indemnify him or her against such liability under this section. As noted above, we have purchased such insurance.

Under Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of (or failure to perform) those duties either: (a) violated criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reason to believe his or her conduct was unlawful; (b) constituted a transaction from which the director derived improper personal benefit; (c) violated of Section 607.0834 of the FBCA, which concerns unlawful payment of distributions and dividends; or (d) in a proceeding by or in the right of the corporation or a proceeding by or in the right of someone other than the corporation or a stockholder, constituted conscious disregard for the best interest of the corporation, or willful misconduct, or recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company, incorporated by reference to the Company’s Annual Report on Form 10-K filed March 26, 2002.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed May 14, 2003.

4.3	Amended and Restated MPS Group, Inc. (f/k/a Modis Professional Services, Inc.) 2001 Employee Stock Purchase Plan, as
incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2006.

5.1	Opinion as to legality of the securities.

23.1	Consent of Chief Legal Officer (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.

24.1	Power of Attorney is included on signature page.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the following page constitutes and appoints Timothy D. Payne, Robert P. Crouch and Gregory D. Holland and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 14th day of November, 2006.

MPS GROUP, INC.

By: /s/ ROBERT P. CROUCH
Robert P. Crouch
Senior Vice President, Chief Financial Officer,
Treasurer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ TIMOTHY D. PAYNE Timothy D. Payne	President and Chief Executive Officer	November 15, 2006

/s/ ROBERT P. CROUCH Robert P. Crouch	Senior Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer	November 14, 2006

/s/ DEREK E. DEWAN Derek E. Dewan	Chairman of the Board	October 24, 2006

/s/ MICHAEL D. ABNEY Michael D. Abney	Director	October 24, 2006

/s/ T. WAYNE DAVIS T. Wayne Davis	Director	October 24, 2006

/s/ WILLIAM M. ISAAC William M. Isaac	Director	October 24, 2006

/s/ JOHN R. KENNEDY John R. Kennedy	Director	October 24, 2006

/s/ ARTHUR B. LAFFER, Ph.D. Arthur B. Laffer, Ph.D.	Director	October 24, 2006

/s/ DARLA D. MOORE Darla D. Moore	Director	October 24, 2006

/s/ PETER J. TANOUS Peter J. Tanous	Director	October 24, 2006

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion as to legality of the securities.

23.1	Consent of Chief Legal Officer (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.

24.1	Power of Attorney is included on signature page.